PRESS RELEASE

Jeff Noddle and Rogelio Rebolledo Appointed to Clorox Board

OAKLAND, Calif., Jan. 25, 2013 – The Clorox Company (NYSE: CLX) today announced the election of Jeffrey Noddle and Rogelio Rebolledo to its board of directors.

“Jeff Noddle and Rogelio Rebolledo bring tremendous experience to our board,” said lead director Bob Matschullat.

“Having led the nation’s third-largest grocery retailer and leading food distributor,” continued Matschullat, “Jeff brings tremendous operational, supply chain and strategic leadership experience to the Clorox board. His deep knowledge of the consumer packaged goods industry and our company’s business will be tremendous assets to the board. And Rogelio brings a wealth of experience and knowledge of multinational operations and international expansion, particularly in Latin America. His experience in large-company leadership, marketing, branding and international business will be invaluable to Clorox and help us with our businesses in Latin America and with the U.S. Hispanic consumer.”

Jeffrey Noddle, 66, served as executive chairman of SuperValu, Inc., until his retirement in 2010. From 2002 to 2009, he served as the company’s chairman and chief executive officer. Previously, Noddle held a number of other leadership positions at SuperValu, including president and chief operating officer; corporate executive vice president and president and chief operating officer of distribution food companies; corporate vice president of merchandising; and president of the company's Fargo and former Miami divisions. Noddle is a former chairman of the board of directors of The Food Marketing Institute. In addition, he currently serves as a director at Donaldson Company, Inc., and at Ameriprise Financial, Inc. He holds a bachelor’s degree from the University of Iowa.

Rogelio Rebolledo, 68, retired in 2007 from his position as chairman of Pepsi Bottling Group, Mexico. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. Rebolledo also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Rebolledo began his career at the Procter & Gamble Co., where he held a variety of marketing roles. Rebolledo currently serves as a director of Kellogg Company. He holds a bachelor's degree from the Universidad Nacional Autonoma de Mexico and a master's of business administration degree from the University of Iowa.

Additional information about the Clorox board of directors can be found at TheCloroxCompany.com/corporate-responsibility/performance/corporate-governance/board-of-directors.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2012, The Clorox Company Foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $15 million. For more information, visit TheCloroxCompany.com.

Media relations

Aileen Zerrudo, 510-271-3075, aileen.zerrudo@clorox.com

Investor relations

Lisah Burhan, 510-271-3269, lisah.burhan@clorox.com
Steve Austenfeld, 510-271-2270, steve.austenfeld@clorox.com